Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Investor Relations

         Irelations@buckeye.com

         (800) 422-2825

BUCKEYE PARTNERS, L.P. REVIEWING FERC ORDER

HOUSTON, April 2, 2012 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) announced that it is reviewing an order recently issued by the Federal Energy Regulatory Commission (the “Order”) regarding the market-based methodology used by one of its operating subsidiaries, Buckeye Pipe Line Company, L.P., to set tariff rates on that subsidiary’s pipeline system (the “Buckeye System”). The Order does not impact any of the pipeline systems or terminals owned by Buckeye’s other operating subsidiaries.

In 1991, Buckeye sought and received FERC permission to determine rate changes on the Buckeye System using a unique methodology that constrains rates based on competitive pressures in markets that FERC found to be competitive as well as certain other limits on rate increases. FERC permitted the continuation of this methodology for the Buckeye System in 1994, subject to FERC’s authority to cause Buckeye to terminate the program in the future. On March 30, 2012, FERC issued the Order, which, among other things, states that FERC will review the continued efficacy of Buckeye’s unique program and directs Buckeye to show cause why it should not be required to discontinue the program and avail itself of the generic ratemaking methodologies used by other oil pipelines. Buckeye has thirty days to respond to the Order.

Pending FERC’s review of the program, the Order also disallowed proposed rate increases on the Buckeye System that would have become effective April 1, 2012. The proposed rate increases were expected to increase Buckeye’s revenues on an annual basis by approximately $8 million. Buckeye believes that the short-term impact of the Order will not be material, and expects to provide additional information of significance to investors as FERC’s review of the program progresses.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded partnership that owns and operates one of the largest independent liquid petroleum products pipeline systems in the United States in terms of volumes delivered, with over 6,000 miles of pipeline. Buckeye also owns more than 100 liquid petroleum products terminals with aggregate storage capacity of approximately 64 million barrels, operates approximately 2,800 miles of pipeline under agreements with major oil and chemical companies, owns a high-performance natural gas storage facility in Northern California, and markets liquid petroleum products in certain regions served by its pipeline and terminal operations. Buckeye’s flagship marine terminal in the Bahamas, BORCO, is one of the largest oil and petroleum products storage facilities in the world, serving the international markets as a premier global logistics hub. More information concerning Buckeye can be found at www.buckeye.com.

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This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,”

“expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control. Among them are (1) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those that permit the treatment of us as a partnership for federal income tax purposes, (2) terrorism, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (3) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (4) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (5) shutdowns or interruptions at the source points for the products we transport, store, or sell, (6) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (7) volatility in the price of refined petroleum products and the value of natural gas storage services, (8) nonpayment or nonperformance by our customers, and (9) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies. You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011, for a more extensive list of factors that could affect results. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

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